Exhibit 2.1

Execution Version

AMENDMENT NO. 2

TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2016 (this “Amendment”), by and among Form Holdings Corp., a Delaware corporation (“Parent”), FHXMS, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), XpresSpa Holdings, LLC, a Delaware limited liability company (the “Company”), the unitholders of the Company who are parties thereto or who become parties thereto by executing a joinder agreement, and Mistral XH Representative, LLC, as representative of the unitholders of the Company (the “Unitholders’ Representative”). Each of Parent, Merger Sub, the Company and the Unitholders’ Representative is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of August 8, 2016, as amended by Amendment No.1 dated as of September 8, 2016 (collectively, the “Merger Agreement”); and

WHEREAS, each of the Parties has agreed to amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Amendment to Section 7.7(a)(i) of the Merger Agreement. Section 7.7(a)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(i)       Parent shall deposit with the Escrow Agent for a period of 18 months (the “Escrow Release Date”) (or, with respect to the matters and amounts specified in Section 7.2(e) and Section 7.2(h) of the Company Disclosure Schedule, for the time periods specified therein), shares of Parent Preferred Stock with an aggregate initial liquidation preference equal to $11,050,000, subject to reduction as provided in Section 7.7(a)(i) of the Company Disclosure Schedule (the “Indemnity Escrow Amount” and, together with any distributions or earnings thereon, the “Indemnity Escrow Fund”), which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall serve as security to Parent for the Company’s representations, warranties, covenants and agreements set forth in this Agreement;

2.       Amendment to Section 7.2(h) of the Company Disclosure Schedules. Section 7.2(h) of the Company Disclosure Schedules is hereby amended and restated as set forth on Annex A hereto.

3.       Reference to and Effect in the Merger Agreement.

(a)       Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(b)       Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

4.       Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise).

5.       Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed as of the date first above written.

FORM HOLDINGS CORP.

By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: Chief Executive Officer

FHXMS, LLC

By:	/s/ Andrew Perlman
Name: Andrew Perlman on behalf of
FORM Holdings Corp, its sole member

XPRESSPA HOLDINGS, LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Authorized Signatory

MISTRAL XH REPRESENTATIVE, LLC, as Unitholders’ Representative

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Chairman